Exhibit 3.3

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF STOCKGROUP.COM HOLDINGS, INC.

DPC 19941135403

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the corporation is STOCKGROUP.COM HOLDINGS, INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on SEPTEMBER 20, 2001 by a vote of the shareholders, the number of shares voted for the amendment being sufficient for approval.

THIRD: The new name of the corporation is STOCKGROUP INFORMATION SYSTEMS INC.

FOURTH: The authorized common stock of the corporation is increased from 50,000,000 shares of common stock, no par value per share, to 75,000,000 shares of common stock, no par value per share.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 20th day of September 2001.

/s/ Lindsay Moyle
Lindsay Moyle, CGA
Chief Financial Officer, Secretary and Treasurer